Exhibit 99.2

FIRST AMENDMENT TO THE

NISOURCE INC. RETIREMENT SAVINGS PLAN

Background Information

A. NiSource Inc. (the “Company”) maintains the NiSource Inc. Retirement Savings Plan, amended and restated effective as of January 1, 2024 (the “Plan”).

B. The NiSource Benefits Committee (the “Committee”) has the power to amend the Plan pursuant to Section 14.02 thereof.

C. The Committee desires to amend the Plan, effective as of January 1, 2025, or as otherwise provided herein (i) to increase the annual limit on catch-up contribution for individuals between ages 60 and 63 pursuant to Section 109 of the SECURE 2.0 Act; (ii) to permit distributions for qualified birth or adoption pursuant to Section 113 of the SECURE Act; (iii) to permit distributions to participants affected by qualified federally declared major disasters pursuant to Section 331 of the SECURE 2.0 Act; (iv) to permit distributions to domestic abuse victims pursuant to Section 314 of the SECURE 2.0 Act; and (v) to reflect ongoing operation and administration of the Plan.

Plan Amendment

1. Effective as of January 1, 2025, Section 1.75 of the Plan, providing a list of terms defined elsewhere in the Plan document, is amended by the addition of the following terms, to be inserted into the list in alphabetical order.

Distribution in Case of Domestic Abuse	Section 5.07
Qualified Birth or Adoption Distribution	Section 5.07
Qualified Disaster Recovery Distribution	Section 5.07
Qualifying Coronavirus-Related Distribution	Section 5.07

2. Effective as of January 1, 2025, Section 3.02.B of the Plan, defining “Catch-Up Contributions,” is restated in its entirety as follows:

B.

An Employee who is eligible to make Pre-tax Contributions or Roth Contributions under the Plan and who has attained age 50 before the close of the Employee’s taxable year shall be eligible to make “Catch-up Contributions” of not less than 1% but not more than 50% of Compensation in accordance with and subject to the limitations of Code Section 414(v). Effective January 1, 2025, for all Employees who are eligible to make Pre-Tax Contributions or Roth Contributions under the Plan and Catch-up Contributions under this paragraph, and who have attained age 60 but have not attained age 64 before the close of the Employee’s taxable year, such Catch-up Contributions shall include and be subject to the “adjusted dollar amount” as described under Code Section 414(v)(2)(E)(i). Such Catch-up

Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 401(k)(11), 401(k))(12), 410(b), or 416, as applicable, by reason of the making of such Catch-up Contributions. For each Plan Year, each Participant’s Catch-up Contributions shall not exceed the annual limitations prescribed by the Secretary of the Treasury under Code Sections 414(v)(2)(B) and 414(v)(2)(E)(i) ($7,500 and $11,250 in 2025, respectively), which are adjusted annually for cost-of-living increases pursuant to Code Section 415(d). Catch-up Contributions may consist of Pre-tax Contributions and/or Roth Contributions at the Participant’s election. No Matching Contributions shall be contributed with respect to any Catch-up Contributions elected or deemed to have been made by a Participant.

3. Effective as of January 1, 2024, Section 3.02.E. of the Plan, regarding Roth In-Plan Conversions, is amended by replacing “$5,000” with “$7,000” where such language appears in the second sentence of subsection (ii)b.

4. Effective as of January 1, 2024, Section 4.03.A. of the Plan, regarding timing of Cash-out Distributions, is amended by replacing “$5,000” with “$7,000” where such language appears in the first sentences of subsections (ii) and (iii).

5. Effective as of January 1, 2025, Section 5.01.B. of the Plan, regarding general rules for in-service withdrawals, is restated in its entirety, as follows:

B.	Any withdrawal under Section 5.02, 5.03, 5.04, 5.05, 5.06 or 5.07 shall be paid to the Participant as soon as is reasonably practicable.

6. Effective as of January 1, 2024, Section 5.05.B. of the Plan, regarding hardship distributions, is amended by replacing the period at the end of subsection (ii) with “; and”, deleting subsection (iii) in its entirety, and renumbering the subsequent subsection accordingly to accurately incorporate prior amendment language.

7. Effective as of January 1, 2025, a new Section 5.07, regarding in-service distributions for certain events, is added immediately following the current Section 5.06 as follows:

Section 5.07 Other In-Service Withdrawals.

A.	Qualified Birth or Adoption Distribution.

(i)

In General. Effective January 1, 2025, in addition to amounts available under Section 5.02 and 5.03, all or a portion of eligible amounts from a Participant’s Account may be distributed as a Qualified Birth or Adoption Distribution pursuant to this Section 5.07.A.

a.

A “Qualified Birth or Adoption Distribution” is any distribution of up to $5,000 from the Plan to a Participant if made during the one-year period beginning on the date the child of the Participant is born or the legal adoption by the Participant of an eligible adoptee is finalized.

b.

A distribution of up to $5,000 for each child can be made with respect to multiple births and adoptions if the distribution is made within the one-year period following the date on which the children are born, or the adoptions are finalized.

c.

An “eligible adoptee” is defined as any individual (other than a child of the Participant’s spouse) who has not attained age 18 or is physically or mentally incapable of self-support. An individual is physically or mentally incapable of self-support if they are unable to engage in any substantial gainful activity as described in Code Section 72(m)(7).

d.

A Participant who received one or more Qualified Birth or Adoption Distributions under the Plan is entitled to recontribute the distributions, or any portion thereof (not to exceed the amount of the distributions) back into the Plan, within three years beginning on the day after the distribution is received, if the Participant is eligible to make a Rollover Contribution to the Plan at the time of recontribution. A Participant who makes a recontribution to the Plan will be treated as having received the distributions in an eligible rollover distribution and as having transferred the amount to the Plan in a direct trustee-to-trustee transfer within 60 days of the distribution.

B.	Qualified Disaster Recovery Distribution.

(i)

In General. Effective January 1, 2025, in addition to amounts available under Section 5.02 and 5.03, all or a portion of eligible amounts from a Participant’s Account may be distributed as a Qualified Disaster-Recovery Distribution pursuant to this Section 5.07.B.

a.

A “Qualified Disaster Recovery Distribution” is any distribution made on account of a federally declared disaster, where the disaster is treated as a hardship under Section 5.05.A.(viii), or where resulting legislation or guidance otherwise authorizes such a distribution. Such distribution must be made (i) on or after the first day of the Incident Period of a Qualified Disaster and before the date that is 180 days after Applicable Date with respect to such disaster, and (ii) to an individual whose principal place of abode at any time during the Incident Period of such Qualified Disaster is located in the Qualified Disaster Area with respect to such Qualified Disaster and who has sustained an economic loss by reason of such Qualified Disaster.

b.

Qualified Disaster Recovery Distributions to an individual with respect to any Qualified Disaster shall not exceed $22,000 in the aggregate across all taxable years and across all plans of the Employer and all Related Employers.

c.

A Participant who received one or more Qualified Disaster Recovery Distributions under the Plan is entitled to recontribute the distributions or any portion thereof (not to exceed the amount of the distributions), within three years beginning on the day after the distribution is received, if the Participant is eligible to make a Rollover Contribution to the Plan at the time of recontribution. A Participant who makes a recontribution to the Plan will be treated as having received the distributions in an eligible rollover distribution and as having transferred the amount to the Plan in a direct trustee-to-trustee transfer within 60 days of the distribution.

d.

In the case of any Qualified Disaster Recovery Distribution, unless the Participant elects not to have this subsection d. apply for any taxable year, any amount required to be included in gross income for such taxable year shall be so included ratably over the 3-taxable year period beginning with such taxable year. For purposes of this subsection d., rules similar to the rules of Code Section 408A(d)(3)(E) shall apply.

e.	For the purposes of this Section 5.07.B., the following definitions shall apply:

1.

“Qualified Disaster” means any disaster with respect to which a major disaster has been declared by the President under Section 401 of the Robert T. Stafford Disaster Relief and Emergency Assistance Act after December 27, 2020.

2.

“Qualified Disaster Area” means, with respect to any Qualified Disaster, the area with respect to which the major disaster was declared under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, but excluding any area which would be a qualified disaster area solely by reason of Section 301 of the Taxpayer Certainty and Disaster Tax Relief Act of 2020.

3.	“Incident Period” means, with respect to any Qualified Disaster, the period specified by the Federal Emergency Management Agency as the period during which such disaster occurred.

4.

“Applicable Date” means the latest of: (i) December 29, 2022 (the date of enactment of the SECURE 2.0 Act), (ii) the first day of the Incident Period with respect to the Qualified Disaster, or (iii) the date of the disaster declaration with respect to the Qualified Disaster.

C.	Distribution in Case of Domestic Abuse.

(i)

In General. Effective January 1, 2025, in addition to amounts available under Section 5.02 and 5.03, all or a portion of eligible amounts from a Participant’s Account may be distributed as a Distribution in Case of Domestic Abuse pursuant to this Section 5.07.C.

a.

A “Distribution in Case of Domestic Abuse” is any distribution of up to the lesser of $10,000 (as adjusted under Code Section 72(t)(2)(K)(ii)(I), $10,300 for 2025) or fifty percent of the present value of the nonforfeitable accrued benefit of the employee from the Plan (from an Account eligible for distribution under this Section 5.07C) to a Participant if made during the one-year period beginning on the date the Participant is a victim of domestic abuse by a spouse or domestic partner.

b.

For purposes of this Section 5.07.C, the term “domestic abuse” means physical, psychological, sexual, emotional, or economic abuse, including efforts to control, isolate, humiliate, or intimidate the victim, or to undermine the victim’s ability to reason independently, including by means of abuse of the victim’s child or another family member living in the household. A Participant must certify that the conditions listed in this subsection are satisfied, and the Plan Administrator may rely on the Participant’s certification.

c.

A Participant who received one or more Distributions in Case of Domestic Abuse under the Plan is entitled to recontribute the distributions or any portion thereof (not to exceed the amount of the distributions), within three years beginning on the day after the distribution is received, if the Participant is eligible to make a Rollover Contribution to the Plan at the time of recontribution. A Participant who makes a recontribution to the Plan will be treated as having received the distributions in an eligible rollover distribution and as having transferred the amount to the Plan in a direct trustee-to-trustee transfer within 60 days of the distribution.

All subsequent sections of Article V are renumbered accordingly and applicable cross-references in the document are deemed updated.

8. Effective as of January 1, 2025, Section 5.05.E. of the Plan, regarding Qualifying Coronavirus-Related Distributions, is moved from Section 5.05 to the new Section 5.07 and is renumbered as Section 5.07.D. The phrase “this Section 5.05.E.” will be replaced with “this Section 5.07.D.” wherever such language appears.

9. Effective as of January 1, 2024, Section 5.08 of the Plan, describing participant loans, is amended by deleting subsection M. in its entirety to accurately incorporate prior amendment language.

10. All other provisions of the Plan shall remain unchanged.

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The Committee has caused this First Amendment to the NiSource Inc. Retirement Savings Plan to be executed on its behalf, by one of its members duly authorized, to be effective as of the dates set forth in this amendment.

NISOURCE BENEFITS COMMITTEE

By:	/s/ Jillian K. Hanson
Jillian K. Hansen, Director of Benefits

Date:	December 30, 2024